EXHIBIT 99.1

	Company Contact:	Investor Contact:
FOR IMMEDIATE RELEASE	A. Charles Wilson Chairman (818) 787-7000	Berkman Associates (310) 277-5162 info@BerkmanAssociates.com
Trio-Tech Declares $0.50 Per Share Cash Dividend
     Van Nuys, CA, — December 2, 2005 — Trio-Tech International (AMEX:TRT) announced today that on December 2, 2005 its Board of Directors declared a cash dividend of $0.50 (US) per share. The cash dividend is payable on January 25, 2006 to shareholders of record on January 10, 2006. If all shares of the Company’s Common Stock that may be acquired through the record date upon exercise of outstanding stock options are in fact acquired prior to the close of business on the record date, it is anticipated that the aggregate amount of the cash dividend will be approximately $1.6 (US) million.
     “This special cash dividend is a tangible reward to our loyal shareholders,” said S.W. Yong, Chief Executive Officer of Trio-Tech. “We believe that our strategy to focus on our semiconductor testing and burn-in business in Asia is beginning to deliver the growth for which we are striving. Demand at our facilities Singapore, Malaysia and Thailand is strong, and our recently announced agreement to acquire all of the outstanding shares of Globetronics Shanghai Inc. (GSI), a semiconductor testing and burn-in business based in Shanghai, China, is expected to position us to expand our operations in the important Chinese market. This transaction is currently scheduled to close in the first quarter of 2006. Based on the encouraging outlook for the global semiconductor industry, we are excited about Trio-Tech’s opportunities for growth.”
About Trio-Tech
     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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